Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Corporate Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS THIRD QUARTER 2017

OPERATING AND FINANCIAL RESULTS

—                                   Updating 2017 guidance and financial targets for 2020

—                                   Data from multiple next generation growth drivers being presented at 14 major global medical meetings in Q4 including ECTRIMS, UEGW and ASH

SUMMIT, NJ — (October 26, 2017) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $3,283 million for the third quarter of 2017, an 11 percent increase from the same period in 2016. Celgene reported third quarter of 2017 total revenue of $3,287 million, a 10 percent increase compared to $2,983 million in the third quarter of 2016.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $988 million and diluted earnings per share (EPS) of $1.21 for the third quarter of 2017. For the third quarter of 2016, GAAP net income was $171 million and diluted EPS was $0.21.

Adjusted net income for the third quarter of 2017 increased 23 percent to $1,555 million compared to $1,264 million in the third quarter of 2016. For the same period, adjusted diluted EPS increased 21 percent to $1.91 from $1.58.

“In consideration of certain market dynamics and recent pipeline events, we are updating our 2020 outlook, and remain confident in our ability to deliver industry leading growth,” said Mark J. Alles, Chief Executive Officer of Celgene Corporation. “Over the coming months, we look forward to sharing data supporting our innovative, next generation pipeline products and significant growth drivers.”

Third Quarter 2017 Financial Highlights

Unless otherwise stated, all comparisons are for the third quarter of 2017 compared to the third quarter of 2016. The adjusted operating expense categories presented below exclude share-based employee compensation expense, research and development asset acquisition expense, collaboration-related upfront expense and litigation-related loss contingency accrual expense. Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•                                          REVLIMID® sales for the third quarter increased 10 percent to $2,081 million. Sales growth was driven primarily by increased volume, as a result of increases in duration and market share. U.S. sales of $1,361 million and international sales of $720 million increased 18 percent and decreased 2 percent year-over-year, respectively.

•                                          POMALYST®/IMNOVID® sales for the third quarter were $417 million, an increase of 22 percent year-over-year. U.S. sales were $268 million and international sales were $149 million, an increase of 32 percent and 8 percent year-over-year, respectively. POMALYST®/IMNOVID® sales growth was driven primarily by increased volume as a result of increases in market share and duration.

•                                          OTEZLA® sales for the third quarter were $308 million, a 12 percent increase year-over-year. Third quarter U.S. sales of $250 million and international sales of $58 million increased 2 percent and 87 percent, respectively. OTEZLA® sales in the U.S. were impacted by an increase in gross-to-net adjustments from contracts implemented in January and a slowing in overall category growth due to a more challenging market access environment.

•                                          ABRAXANE® sales for the third quarter were $251 million, an 8 percent increase year-over-year. U.S. sales were $149 million and international sales were $102 million, an increase of 3 percent and 15 percent, respectively. ABRAXANE® market shares in the U.S. for pancreatic cancer, first-line advanced non-squamous lung cancer and metastatic breast cancer remain stable. Growth in Europe was driven by market share gains for ABRAXANE® in pancreatic cancer.

•                                          In the third quarter, all other product sales, which include IDHIFA®, THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product primarily sold in the U.S., were $226 million compared to $228 million in the third quarter of 2016.

•                                          Total net product sales for the third quarter of 2017 increased 11 percent year-over-year, driven by operational growth. Net product sales growth also includes a 1.0 percent negative impact from currency exchange effects.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $1,347 million for the third quarter of 2017 versus $1,653 million for the same period in 2016. The third quarter decrease was due to a reduction in research and development asset acquisition expenses partially offset by an increase in collaboration-related upfront expense.

Adjusted R&D expenses were $698 million for the third quarter of 2017 compared to $643 million for the third quarter of 2016. The third quarter increase was due to increased spending related to drug discovery and clinical trial activity.

Selling, General, and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $608 million for the third quarter of 2017 compared to $698 million for the same period in 2016.

Adjusted SG&A expenses were $521 million for the third quarter of 2017 compared to $591 million for the third quarter of 2016.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $1.1 billion in the third quarter of 2017, compared to $770 million for the third quarter of 2016. In the third quarter, Celgene purchased approximately 0.9 million of its shares at a total cost of approximately $114 million. As of September 30, 2017, the Company had approximately $3.8 billion remaining under its stock repurchase program. Celgene ended the quarter with approximately $11.8 billion in cash, cash equivalents and marketable securities.

2017 Guidance Updated

	Previous 2017 Guidance	Updated 2017 Guidance
Net Product Sales
REVLIMID®	$8.0B to $8.3B	Unchanged
POMALYST®/IMNOVID®	Approximately $1.6B	Unchanged
OTEZLA®	$1.5B to $1.7B	Approximately $1.25B
ABRAXANE®	Approximately $1.0B	Unchanged
Total Revenue	$13.0B to $13.4B	Approximately $13.0B
GAAP operating margin	Approximately 41.5%	Approximately 37.5%
GAAP diluted EPS	$5.36 to $5.62	$4.78 to $5.19
Adjusted operating margin	Approximately 57.5%	Approximately 58.5%
Adjusted diluted EPS	$7.25 to $7.35	$7.30 to $7.35
Weighted average diluted shares	Approximately 815M	Unchanged

2020 Long-Term Financial Targets Updated

	Original 2020 Targets (Issued 1/12/15)*	Updated 2020 Targets (Low-end)	Updated 2020 Targets (High-end)
Hematology
Existing products/Indications	$13.0B	$14.7B	$14.7B
New products/Indications	$1.8B	$0.7B	$1.4B
Total Hematology	>$14.8B	$15.4B	$16.1B
Total Oncology	>$2.2B	$1.0B	$1.1B
Total I&I	>$4.0B	$2.6B	$2.8B
Total Net Product Sales	>$21.0B	$19.0B	$20.0B
Adjusted Diluted EPS	>$13.00		> $12.50

*Updated upon acquisition of Receptos in July 2015

Product and Pipeline Updates

Hematology & Oncology

•                  In August, the U.S. Food and Drug Administration (FDA) approved the use of IDHIFA® (enasidenib) for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with an isocitrate dehydrogenase-2 (IDH2) mutation as detected by an FDA approved test.

•                  In September, Celgene submitted an Investigational New Drug (IND) application to the FDA for CC-92480, a next-generation CELMoD® compound in patients with multiple myeloma.

•                  In September, Celgene and partner AstraZeneca announced that the FDA placed a partial clinical hold on five trials and a full clinical hold on one trial in the FUSION™ clinical program evaluating IMFINZI™ (durvalumab) in combination with immunomodulatory and chemotherapy agents in hematological malignancies. The decision by the FDA was based on risks identified in other trials evaluating pembrolizumab in combination with immunomodulatory agents in patients with multiple myeloma. The two trials evaluating IMFINZI™ in patients with myelodysplastic syndromes (MDS) and AML are continuing as planned.

•                  Celgene is advancing a robust campaign targeting B-cell maturation antigen (BCMA) across several modalities in patients with multiple myeloma. In collaboration with partner bluebird bio, the lead program evaluating bb2121, an anti-BCMA chimeric antigen receptor (CAR)-T cell therapy in relapsed and/or refractory multiple myeloma (RRMM) is advancing and a pivotal trial is expected to begin by year-end. In September, Celgene and bluebird bio announced the initiation of a phase I trial evaluating bb21217, a second anti- BCMA CAR-T program in patients with RRMM.

•                  Celgene and collaboration partner Juno Therapeutics initiated the TRANSCEND pivotal program in the U.S. evaluating investigational anti-CD19 CAR-T cell product candidate JCAR017 in patients with diffuse large B-cell lymphoma (DLBCL).

At the 2017 American Society of Hematology (ASH) annual meeting in December, data presentations expected include:

•                  Data from studies evaluating the gene expression signature of CELMoD® compound CC-122 in patients with DLBCL.

•                  Updated data from the phase Ib trial evaluating CC-122 in combination with obinutuzumab in patients with DLBCL, follicular lymphoma (FL) or marginal zone lymphoma (MZL).

•                  Updated data from the phase I trial evaluating CC-486 in combination with rituximab plus chemotherapy (R-CHOP) in patients with DLBCL, FL or transformed lymphoma.

•                  Celgene and Agios Pharmaceuticals are expected to present data from the phase I trial evaluating ivosidenib or IDHIFA® combined with standard induction chemotherapy (7+3 regimen) in patients with newly diagnosed AML with an isocitrate dehydrogenase-1 (IDH1) or IDH2 mutation.

•                  Celgene and bluebird bio are expected to present updated data from the phase I trial evaluating bb2121 in patients with RRMM.

•                  Celgene’s collaboration partner Juno Therapeutics is expected to present updated data from the phase I TRANSCEND trial evaluating JCAR017 in patients with relapsed or refractory non-Hodgkin lymphoma (NHL).

Inflammation & Immunology

•                  The phase III RELIEF® (n= 207) trial evaluating OTEZLA® in patients with active Behçet’s disease achieved the primary endpoint of Area Under the Curve (AUC) for the number of oral ulcers from baseline through week 12. The safety profile for OTEZLA® in the RELIEF® trial is generally consistent with the overall safety profile of OTEZLA®. The full data-set will be presented at a future medical meeting. These data form the basis of global regulatory applications that are planned beginning in 2018.

•                  The phase IIb trial evaluating CELMoD® compound CC-220 in patients with systemic lupus erythematosus (SLE) initiated in the third quarter.

Data at inflammation and immunology medical congresses presented in the third quarter and expected in the fourth quarter include:

•                  Data from the phase III SUNBEAM™ and RADIANCE™ trials evaluating ozanimod in patients with relapsing multiple sclerosis (RMS) will be presented at the MSParis2017-7th Joint European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS)-American Committee for Treatment and Research in Multiple Sclerosis (ACTRIMS) Meeting in October.  Celgene plans to submit a New Drug Application (NDA) to the FDA for ozanimod in RMS by year-end.

•                  In October, data from the phase II STEPSTONE™ trial evaluating ozanimod in patients with moderately to severely active Crohn’s disease were presented at the World Congress of Gastroenterology (WCOG) at ACG2017 meeting. In the STEPSTONE™ trial, ozanimod demonstrated meaningful clinical and endoscopic improvements in patients with moderately to severely active Crohn’s disease at week 12. In addition, data from the phase II STEPSTONE™ trial will be presented at the United European Gastroenterology Week (UEGW) in October. Based on these data, Celgene plans to initiate a phase III pivotal trial with ozanimod in Crohn’s disease in the next few months.

•                  Data from the phase Ib trial evaluating CC-90001, a second-generation Jun N-Terminal Kinase (JNK) inhibitor, in patients with idiopathic pulmonary fibrosis (IPF) were presented at the 2017 European Respiratory Society (ERS) annual congress in September.  The phase IIa trial evaluating CC-90001 in IPF initiated in the third quarter.

•                  In October, Celgene announced the discontinuation of the phase III REVOLVE trial (CD-002) and the long-term extension trial (SUSTAIN, CD-004) evaluating GED-0301 in Crohn’s disease, based on the recommendation of the Data Monitoring Committee (DMC) which assessed overall benefit/risk during a recent interim futility analysis. There were no meaningful safety imbalances identified in the analysis. In addition, the phase III DEFINE trial with GED-0301 in CD will not be initiated and Celgene is waiting to review the full dataset from the phase II trial with GED-0301 in ulcerative colitis (UC) to determine next steps.

•                  The phase III TRUE NORTH™ trial evaluating ozanimod in ulcerative colitis is ongoing and expected to complete enrollment in the second half of 2018.

Third Quarter 2017 Conference Call and Webcast Information

Celgene will host a conference call to discuss the third quarter of 2017 operational and financial performance on Thursday, October 26, 2017, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon October

26, 2017, until midnight ET November 2, 2017.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 93165037.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Hyperlinks are provided as a convenience and for informational purposes only. Celgene bears no responsibility for the security or content of external websites.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring, cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition and Divestiture-Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal recurring operating expenses, including severance costs which are not part of a formal restructuring program.

Share-based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring, cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: expenses for significant fair value adjustments to equity investments, significant litigation-related loss contingency accruals and expenses to settle other disputed matters.

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, and other similar items. We also exclude excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments recognized as income tax benefits or expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

Long-Term Targets

A reconciliation of long-term adjusted financial targets to the most comparable GAAP measures cannot be provided because we are unable to forecast with reasonable certainty many of the items necessary to calculate such comparable GAAP measures, including share-based compensation expense, collaboration-related upfront expense, research and development asset acquisition expense, acquisition-related expenses, fair value adjustments to contingent consideration, the ultimate outcome of legal proceedings and unusual gains and losses, as well as unforeseen events, risks and developments. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP. We believe the inherent uncertainties in reconciling our long-term non-GAAP measures to the most comparable GAAP measures would make the forecasted comparable GAAP measures nearly impossible to predict with reasonable certainty and therefore inherently unreliable.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and nine-month periods ended September 30, 2017 and 2016, and for the projected amounts for the twelve-month period ending December 31, 2017.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2017	2016	2017*	2016

Net product sales	$3,283	$2,969	$9,494	$8,208
Other revenue	4	14	26	41
Total revenue	3,287	2,983	9,520	8,249

Cost of goods sold (excluding amortization of acquired intangible assets)	118	108	342	325
Research and development	1,347	1,653	3,177	3,335
Selling, general and administrative	608	698	2,167	1,973
Amortization of acquired intangible assets	80	87	250	354
Acquisition related charges and restructuring, net	49	25	75	25
Total costs and expenses	2,202	2,571	6,011	6,012

Operating income	1,085	412	3,509	2,237

Interest and investment income, net	33	7	72	21
Interest (expense)	(127)	(128)	(380)	(373)
Other (expense), net	—	(35)	(18)	(12)

Income before income taxes	991	256	3,183	1,873

Income tax provision	3	85	162	303

Net income	$988	$171	$3,021	$1,570

Net income per common share:
Basic	$1.26	$0.22	$3.87	$2.02
Diluted	$1.21	$0.21	$3.72	$1.95

Weighted average shares:
Basic	784.1	775.8	781.2	777.3
Diluted	815.2	801.5	812.6	803.7

* During the third quarter of 2017, we adopted ASU 2017-12 with an initial application date of January 1, 2017. Prior to the adoption of ASU 2017-12, we recognized all changes in the fair value of the excluded component of a hedge in Other (expense), net in the Consolidated Statements of Income under a mark-to-market approach. Pursuant to the provisions of ASU 2017-12, we no longer recognize the adjustments to the fair value of the excluded component in Other (expense), net but we instead recognize the initial value of the excluded component using an amortization approach over the life of the hedging instrument. When we report our results for the quarterly periods ended March 31, 2018 and June 30, 2018, we intend to recast the financial statements for the quarterly periods ended March 31, 2017 and June 30, 2017, respectively, to reflect the adoption of ASU 2017-12. The nine-month period ended September 30, 2017 includes the following immaterial revisions to previously issued financial results:

	Three-Month Period Ended		Three-Month Period Ended		Six-Month Period Ended
	March 31, 2017		June 30, 2017		June 30, 2017
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Net product sales	$2,950	$2,952	$3,256	$3,259	$6,206	$6,211
Other (expense) income, net	26	13	(76)	(31)	(50)	(18)
Income tax provision	84	82	69	77	153	159
Net income	941	932	1,061	1,101	2,002	2,033
Diluted net income per common share	$1.16	$1.15	$1.31	$1.36	$2.47	$2.51

	September 30,	December 31,
	2017	2016
Balance sheet items:
Cash, cash equivalents & marketable securities	$11,759	$7,970
Total assets	31,736	28,086
Long-term debt, including current portion	14,274	14,290
Total stockholders’ equity	9,850	6,600

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Nine-Month Periods Ended
		September 30,		September 30,
		2017	2016	2017*	2016

Net income - GAAP		$988	$171	$3,021	$1,570

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	7	8	22	25

Research and development:
Share-based compensation expense	(1)	65	63	200	189
Collaboration-related upfront expense	(2)	584	324	669	688
Research and development asset acquisition expense	(3)	—	623	325	623

Selling, general and administrative:
Share-based compensation expense	(1)	87	77	260	238
Litigation-related loss contingency accrual expense	(4)	—	30	315	130

Amortization of acquired intangible assets	(5)	80	87	250	354

Acquisition related (income) charges and restructuring, net:
Change in fair value of contingent consideration	(6)	49	23	75	12
Restructuring charges	(7)	—	2	—	13

Income tax provision:
Estimated tax impact from above adjustments	(8)	(149)	(151)	(387)	(357)
Non-operating tax adjustments	(9)	(156)	7	(326)	(5)
Net income - Adjusted		$1,555	$1,264	$4,424	$3,480

Net income per common share - Adjusted
Basic		$1.98	$1.63	$5.66	$4.48
Diluted		$1.91	$1.58	$5.44	$4.33

Explanation of adjustments:

(1)

Exclude share-based compensation expense totaling $159 for the three-month period ended September 30, 2017 and $148 for the three-month period ended September 30, 2016. Exclude share-based compensation expense totaling $482 for the nine-month period ended September 30, 2017 and $452 for the nine-month period ended September 30, 2016.

(2)	Exclude upfront payment expense for research and development collaboration arrangements.
(3)	Exclude research and development asset acquisition expenses.
(4)	Exclude loss contingency accrual expenses related to a civil litigation matter in 2017 and a contractual dispute in 2016.
(5)

Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience, Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), and Quanticel Pharmaceuticals, Inc. (Quanticel).

(6)	Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited and Quanticel.
(7)	Exclude restructuring charges related to our relocation of certain operations into our two Summit, NJ locations as well as costs associated with certain headcount reductions.
(8)	Exclude the estimated tax impact of the above adjustments.
(9)

Exclude other non-operating tax expense items. The adjustments for the three-month period ended September 30, 2017 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $103, prior year tax benefits arising from a U.S. research and development and orphan drug tax credits study of $55 and to exclude other adjustments totaling tax expense of $2. The adjustments for the nine-month period ended September 30, 2017 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $273, prior year tax benefits arising from a U.S. research and development and orphan drug tax credits study of $55 and to exclude other adjustments totaling tax expense of $2. The adjustment for the three-month period ended September 30, 2016 is to include net tax benefits of $7. The adjustments for the nine-month period ended September 30, 2016 are to exclude the tax benefit on the settlement of a state tax examination of $2 and to include other adjustments totaling tax expense of $3.

* During the third quarter of 2017, we adopted ASU 2017-12 with an initial application date of January 1, 2017. Prior to the adoption of ASU 2017-12, we recognized all changes in the fair value of the excluded component of a hedge in Other (expense), net in the Consolidated Statements of Income under a mark-to-market approach. Pursuant to the provisions of ASU 2017-12, we no longer recognize the adjustments to the fair value of the excluded component in Other (expense), net but we instead recognize the initial value of the excluded component using an amortization approach over the life of the hedging instrument. When we report our results for the quarterly periods ended March 31, 2018 and June 30, 2018, we intend to recast the financial statements for the quarterly periods ended March 31, 2017 and June 30, 2017, respectively, to reflect the adoption of ASU 2017-12. The nine-month period ended September 30, 2017 includes the following immaterial revisions to previously issued financial results:

	Three-Month Period Ended		Three-Month Period Ended		Six-Month Period Ended
	March 31, 2017		June 30, 2017		June 30, 2017
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Net income - GAAP	$941	$932	$1,061	$1,101	$2,002	$2,033
Net income - Adjusted	1,364	1,355	1,474	1,514	2,838	2,869
Diluted net income per common share - Adjusted	$1.68	$1.67	$1.82	$1.87	$3.50	$3.54

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2017 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

	Range
	Low	High

Projected net income - GAAP (1)	$3,894	$4,233

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	31	29

Research and development:
Share-based compensation expense	276	260
Collaboration-related upfront expense	674	674
Research and development asset acquisition expense	325	325

Selling, general and administrative:
Share-based compensation expense	355	334
Litigation-related loss contingency accrual expense	315	315

GED-0301 charge, net	500	300

Amortization of acquired intangible assets	333	326

Acquisition related (income) charges and restructuring, net:
Change in fair value of contingent consideration	80	65

Income tax provision:
Estimated tax impact from above adjustments	(507)	(545)
Non-operating tax adjustments	(326)	(326)

Projected net income - Adjusted	$5,950	$5,990

Projected net income per diluted common share - GAAP	$4.78	$5.19

Projected net income per diluted common share - Adjusted	$7.30	$7.35

Projected weighted average diluted shares	815.0	815.0

(1)                   Our projected 2017 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis or non-operating tax adjustments that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended September 30,		% Change
	2017	2016	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,361	$1,154	17.9%	17.9%	0.0%
International	720	738	(2.4)%	(0.5)%	(1.9)%
Worldwide	2,081	1,892	10.0%	10.7%	(0.7)%

POMALYST®/IMNOVID®
U.S.	268	203	32.0%	32.0%	0.0%
International	149	138	8.0%	12.1%	(4.1)%
Worldwide	417	341	22.3%	23.9%	(1.6)%

OTEZLA®
U.S.	250	244	2.5%	2.5%	0.0%
International	58	31	87.1%	90.2%	(3.1)%
Worldwide	308	275	12.0%	12.3%	(0.3)%

ABRAXANE®
U.S.	149	144	3.5%	3.5%	0.0%
International	102	89	14.6%	18.6%	(4.0)%
Worldwide	251	233	7.7%	9.2%	(1.5)%

IDHIFA® (3)
U.S.	7	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	7	—	N/A	N/A	N/A

VIDAZA®
U.S.	1	3	(66.7)%	(66.7)%	0.0%
International	150	151	(0.7)%	2.4%	(3.1)%
Worldwide	151	154	(1.9)%	1.1%	(3.0)%

azacitidine for injection
U.S.	13	16	(18.8)%	(18.8)%	0.0%
International	1	—	N/A	N/A	N/A
Worldwide	14	16	(12.5)%	(12.5)%	0.0%

THALOMID®
U.S.	21	24	(12.5)%	(12.5)%	0.0%
International	13	14	(7.1)%	(4.4)%	(2.7)%
Worldwide	34	38	(10.5)%	(9.5)%	(1.0)%

ISTODAX®
U.S.	17	18	(5.6)%	(5.6)%	0.0%
International	2	2	0.0%	(1.1)%	1.1%
Worldwide	19	20	(5.0)%	(5.1)%	0.1%

All Other
U.S.	1	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	1	—	N/A	N/A	N/A

Total Net Product Sales
U.S.	2,088	1,806	15.6%	15.6%	0.0%
International	1,195	1,163	2.8%	5.3%	(2.5)%
Worldwide	$3,283	$2,969	10.6%	11.6%	(1.0)%

(1)         Operational includes impact from both volume and price

(2)         Currency includes the impact from both foreign exchange rates and hedging activities

(3)         IDHIFA® was approved in August 2017 in the U.S. for the treatment of adult patients with R/R AML with an isocitrate dehydrogenase-2 mutuation as detected by an FDA approved test.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Nine-Month Periods
	Ended September 30,		% Change
	2017	2016	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$3,953	$3,230	22.4%	22.4%	0.0%
International	2,046	1,936	5.7%	7.5%	(1.8)%
Worldwide	5,999	5,166	16.1%	16.8%	(0.7)%

POMALYST®/IMNOVID®
U.S.	725	559	29.7%	29.7%	0.0%
International	447	374	19.5%	22.5%	(3.0)%
Worldwide	1,172	933	25.6%	26.8%	(1.2)%

OTEZLA®
U.S.	755	636	18.7%	18.7%	0.0%
International	153	76	101.3%	98.5%	2.8%
Worldwide	908	712	27.5%	27.2%	0.3%

ABRAXANE®
U.S.	452	462	(2.2)%	(2.2)%	0.0%
International	289	245	18.0%	21.4%	(3.4)%
Worldwide	741	707	4.8%	6.0%	(1.2)%

IDHIFA® (3)
U.S.	7	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	7	—	N/A	N/A	N/A

VIDAZA®
U.S.	5	10	(50.0)%	(50.0)%	0.0%
International	460	445	3.4%	5.5%	(2.1)%
Worldwide	465	455	2.2%	4.2%	(2.0)%

azacitidine for injection
U.S.	31	56	(44.6)%	(44.6)%	0.0%
International	1	—	N/A	N/A	N/A
Worldwide	32	56	(42.9)%	(42.9)%	0.0%

THALOMID®
U.S.	64	75	(14.7)%	(14.7)%	0.0%
International	40	42	(4.8)%	(2.2)%	(2.6)%
Worldwide	104	117	(11.1)%	(10.2)%	(0.9)%

ISTODAX®
U.S.	51	53	(3.8)%	(3.8)%	0.0%
International	7	6	16.7%	14.4%	2.3%
Worldwide	58	59	(1.7)%	(1.9)%	0.2%

All Other
U.S.	1	1	N/A	N/A	N/A
International	7	2	N/A	N/A	N/A
Worldwide	8	3	N/A	N/A	N/A

Total Net Product Sales
U.S.	6,044	5,082	18.9%	18.9%	0.0%
International	3,450	3,126	10.4%	12.2%	(1.8)%
Worldwide	$9,494	$8,208	15.7%	16.4%	(0.7)%

(1)         Operational includes impact from both volume and price

(2)         Currency includes the impact from both foreign exchange rates and hedging activities

(3)         IDHIFA® was approved in August 2017 in the U.S. for the treatment of adult patients with R/R AML with an isocitrate dehydrogenase-2 mutuation as detected by an FDA approved test.